Exhibit 99.2
Q2 2021 NORDSTROM EARNINGS CALL — PREPARED REMARKS

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
Good afternoon and thank you for joining us today. We delivered strong second quarter results, driven by broad-based momentum across banners, regions, and merchandising categories, and the performance of our Anniversary Sale, in which sales exceeded 2019 levels, an important milestone. We capitalized on improving customer demand with solid execution, healthy inventory sell-through, and continued expense management.
Our performance demonstrates the power of our interconnected brands and the potential of our transformation as we execute our “Closer to You” strategy. As consumer spending recovers, we are well-positioned to capitalize on a significant opportunity to take market share and drive profitable growth with our expanding product offer, increasing customer engagement, and integrated digital and physical assets.
We’ve now had four consecutive quarters of sequential improvement in sales trends for both our Nordstrom and Nordstrom Rack banners, with active customer counts continuing to recover and approaching 2019 levels. Customers are increasingly engaging with us both in-store and online, as evidenced by continuing improvements in our store traffic and sales, along with robust digital growth. Our loyalty program remains a powerful engagement driver, with loyalty club members contributing 70 percent of our Q2 sales, up 500 basis points from 2019.
We are very pleased with the performance of our Anniversary Sale with total event sales increasing 1% over 2019, including the final week of the event which fell in the third quarter. As always, our Anniversary Sale rewards and engages our loyal customers with brand new product at reduced prices for a limited time. The event was well-timed to serve increasing customer demand for wardrobe refreshes as they returned to activities outside the home.

This year, we worked to further enhance the customer experience during the Anniversary Sale, adding new virtual and in-store events to drive engagement, while building on successful components of last year’s event, including digital catalogs with personalized editorial content and product recommendations, online wish list functionality, and remote selling and styling tools.
Our Anniversary performance was an encouraging example of our evolution of our merchandising capabilities. By leveraging a more data-driven approach along with our evolving partnership models with our vendors, we were able to increase event selection by 12% and reduce the rate of items sold out by 35% versus 2019, while at the same time maintaining a comparable sell-through, and finishing with a healthy position in owned inventory as we exited the event.
We are encouraged by the customer response to Anniversary, with record volumes on Nordstrom.com and continued improvements in store traffic. Customers also leveraged the convenience of our integrated touchpoints, with order pickup in stores increasing 52% during the event, compared to 2019.
Our merchandising and supply chain teams, along with our brand partners, executed well, ensuring that we had the right assortment in the right place at the right time to serve demand.
Overall, our outstanding employees delivered an excellent customer experience and we would like to take a moment to thank them for their contributions to a successful event.
In addition to strong topline and event performance, we made meaningful progress towards margin recovery this quarter, with reduced markdowns and solid sell-through, as well as disciplined expense management.
Our second quarter performance reflects our steady execution and commitment to the strategic priorities we shared at our investor event: Win in our most important markets, broaden the reach of Nordstrom Rack, and increase our digital velocity.
As we work to win in our most important markets, our market strategy is a powerful enabler for the business, allowing us to better serve customers and provide greater access to product, by linking our assets at the market level.

We’ve seen a positive customer response to the enhanced capabilities we launched with our Market Strategy in 2020, including the extension of order pick-up and ship-to-store to all Nordstrom Rack locations. In fact, during the Anniversary Sale, nearly 40% of next day pick up orders for Nordstrom were picked up in a Rack store, evidence of the power of integrating capabilities across our two brands. Our Market Strategy delivers incredible convenience that provides customers with 4 times more product available for next day pick up, and a one day reduction in average shipping time.
Our second growth priority is broadening the reach of Nordstrom Rack.
In the quarter, total Rack sales declined 8 percent compared to 2019, a nearly 5-percentage point sequential improvement from the first quarter. Despite challenges with inventory flow, we are encouraged by the early results of our merchandise repositioning efforts, with price-oriented offerings in Active, Home, and Kids delivering a combined double digit sales increase in those categories. And in the 70 Rack stores that have been repositioned for a price-oriented offering, new-to-Nordstrom customer counts increased 16% over 2019. Going forward, we are committed to building on this progress by continuing to expand our Rack offering and delivering an assortment that appeals to a wider set of customers while deepening our offering for our core customers.
Our third priority is increasing our digital velocity across Nordstrom and Nordstrom Rack. This quarter, digital sales increased 30 percent over last year and 24 percent over the second quarter of 2019. We continued to drive growth at Nordstrom.com and Rack.com even as store traffic improved, a testament to the power of our interconnected digital and physical assets. We also completed the integration of Rack.com onto the Nordstrom.com platform, delivering a more seamless shopping experience and improved reliability, while positioning us for more profitable growth as we continue to scale our Rack.com business.

During the quarter, we took another step in transforming our merchandising approach with our acquisition of a minority interest in 4 ASOS brands: Topshop, Topman, Miss Selfridge, and HIIT. We believe this partnership will give us new opportunities to lead digitally and extend beyond our traditional wholesale model. We’re happy to partner with ASOS, a world leader in fashion for the 20-something customer, in offering a broader assortment to better meet their needs. We look forward to updating you on new initiatives under this partnership in the second half of the year.
As we look ahead, we are excited about the opportunity that lies before us. Our transformation is gaining momentum and positioning us to capitalize on a significant opportunity to profitably grow our business as demand improves. Though there is uncertainty regarding the future of the pandemic, we are closely monitoring impacts on the customer and supply chain while prioritizing the health and safety of our teams and customers. We have demonstrated our ability to navigate a rapidly changing macro environment with agility and flexibility, and we will maintain that focus as we move through the year. While we’re pleased with our continued progress this quarter, we remain committed to the work ahead to better serve customers, capture market share, improve our profitability, and create value for our shareholders.
With that, I'll turn it over to Anne to discuss our financial results in greater detail.

ANNE BRAMMAN | CHIEF FINANCIAL OFFICER
Thanks Erik.
We’re pleased with our continued progress in the second quarter. The benefits of our “Closer to You” strategy, the performance of our Anniversary sale, and continued financial discipline are evident in our results. Improving sales trends, a gross profit increase from healthy inventory sell-through, and continued benefits from a reduced cost structure drove strong earnings this quarter. We also generated over $900 million of operating cash flow and took steps to further strengthen our balance sheet.

Beginning with our topline performance, net sales were down 6 percent in the second quarter compared to the same period in fiscal 2019, representing a sequential improvement of 700 basis points from the first quarter. The timing shift of the Anniversary Sale, with roughly one week falling into the third quarter of 2021, negatively impacted second quarter sales by approximately 200 basis points. Adjusting for this impact, sales trends improved approximately 900 basis points, with sequential improvement in each month of the quarter.
Sales improved across both of our banners, with Nordstrom sales improving 800 basis points sequentially, or 1100 basis points after adjusting for the timing shift of the Anniversary Sale. Nordstrom Rack sales improved 500 basis points sequentially.
We saw strong, balanced growth across both digital and stores. Our digital sales increased 24 percent over 2019, and 29 percent after adjusting for the timing shift of the Anniversary Sale. Digital traffic increased for both Nordstrom and Rack, and Nordstrom digital conversion reached a record high. Digital sales were 40% of total sales during the quarter, a bit lower than the first quarter as store traffic and sales trends improved across all regions. Southern region stores continued to outperform our fleet average, but the gap narrowed relative to the first quarter.
As Erik said, our Anniversary Sale performance contributed to our momentum this quarter, with total event sales up 1 percent compared with 2019. In addition to strong topline event performance, we were pleased with event profitability, supported by a compelling assortment that drove sales of higher margin non-event merchandise.
As consumer spending and mobility increased, we were well-positioned to respond to pent-up demand, as evidenced in the performance of our core categories.
We saw customers refreshing their wardrobes, driving improvement in shoes, apparel and accessories compared to the first quarter. Our designer offering performed well across the business, with sales increasing over 2019.

We also continued to see strength in pandemic growth categories, particularly active and home, where our sales increased over 50 percent compared to 2019 levels.
In the second quarter, gross profit, as a percentage of net sales, was flat compared with the same period in fiscal 2019, as lower markdowns enabled by healthy inventory sell-through offset deleverage on lower net sales.
Ending inventory increased 13 percent compared with the same period in fiscal 2019, versus a 6 percent decrease in sales. Inventory levels were impacted by the timing shift of the Anniversary Sale and our efforts to pull forward receipts to address continuing supply chain backlogs and support improving sales trends. New deliveries and in-transit product represented the majority of our inventory increase in the quarter. Our inventory is current and well-positioned in key categories as we move into the back half of the year.
Looking ahead, we are anticipating continued global supply chain backlogs for the balance of the year and we are proactively managing our receipt flows to mitigate potential disruption and continue to meet customer demand.
Total SG&A as a percentage of net sales increased 170 basis points compared to the same period in fiscal 2019 as a result of continued freight and labor cost pressures, partially offset by continued benefits from resetting the cost structure in 2020.
We further strengthened our balance sheet, retiring $500 million in senior unsecured notes that were set to mature in October. This will reduce our annualized interest expense by $20 million, beginning in the third quarter.
Now turning to our outlook for the remainder of the year. As you’ve heard today, we’re pleased with our performance in the second quarter and the progress we’re making on our strategic commitments. Consumer demand and engagement continue to be quite healthy. Our momentum exiting the quarter has continued into August, giving us confidence in the outlook for the balance of the year. That said, there remains uncertainty in the external environment, and we continue to prepare for a range of scenarios. Our second half outlook assumes that consumer spending will continue to be supported by economic improvement and increasing consumer mobility.

Given these macro assumptions, our first half performance, and plans for continued progress in the second half of the year, for fiscal 2021, we now expect to deliver revenue growth of more than 35 percent versus fiscal 2020.
Depending on the pace of revenue growth and the evolution of macro-related cost pressures, we now expect to deliver EBIT margin of approximately 3 to 3.5 percent for the full year.
As for the second half cadence, we expect the following quarterly progression versus 2019:
a.We are projecting slight sequential improvement in sales trends from Q3 to Q4.
b.We also anticipate that EBIT margin improvement will be weighted to Q4, as gross profit increasingly reflects the benefits of tighter inventory management and reduced promotions.
c.We expect SG&A pressures, primarily related to freight and labor cost, to continue in the second half, resulting in SG&A deleverage similar to what we experienced in the first half.
We remain committed to our ongoing capital allocation priorities, with our first priority being investment in the business. We're planning capital expenditures at normalized levels of 3 to 4 percent of sales, primarily to support investments in technology and supply chain capabilities.
Our second priority is reducing our leverage. Through a combination of earnings improvement and debt reduction, we are on track to achieve our plan to decrease our leverage ratio to approximately 3 times by the end of this year and approximately 2.5 times by the end of 2022.
Our third priority is returning cash to shareholders and we expect to be in a position to do so by the end of the year.
Overall, we are pleased with our continued progress against our strategic priorities and we remain focused on the work ahead to drive market share gains, improve profitability and cash flow generation, and drive shareholder value.